Exhibit 99.1

FINAL TRANSCRIPT

Conference Call Transcript

FCN - Q3 2011 FTI Consulting Inc Earnings Conference Call

Event Date/Time: Nov 02, 2011 / 01:00PM GMT

CORPORATE PARTICIPANTS

Mollie Hawkes

FTI Consulting Inc - IR

Jack Dunn

FTI Consulting Inc - President and CEO

Roger Carlile

FTI Consulting Inc - CFO

Dennis Shaughnessy

FTI Consulting Inc - Chairman of the Board

David Bannister

FTI Consulting Inc - EVP, Chairman of the North American Region

Dominic DiNapoli

FTI Consulting Inc - EVP and COO

CONFERENCE CALL PARTICIPANTS

Tim McHugh

William Blair & Company - Analyst

Daniel Leben

Robert W. Baird & Company, Inc. - Analyst

Paul Ginocchio

Deutsche Bank - Analyst

Scott Schneeberger

Oppenheimer & Co. - Analyst

David Gold

Sidoti & Company - Analyst

Tobey Sommer

SunTrust Robinson Humphrey - Analyst

Joseph Foresi

Janney Montgomery Scott - Analyst

Arnie Ursaner

CJS Securities - Analyst

PRESENTATION

Operator

Good day and welcome to the FTI Consulting third quarter conference call. As a reminder, today’s call is being recorded. Now for opening remarks and introductions, I would like to turn the call over to Mollie Hawkes of FTI Consulting. Please go ahead, ma’am.

Mollie Hawkes - FTI Consulting Inc - IR

Good morning. Welcome to the FTI Consulting conference call, to discuss the Company’s 2011 third quarter results, as reported this morning. Management will begin with formal remarks, after which we will take your questions. Before we begin, I would like to remind everyone that this conference call may include forward-looking statements within the meaning of Section 21 of the Securities and Exchanges Act of 1934 that involve uncertainties and risks. Forward-looking statements, including statements concerning plans; objectives; goals; strategies; future events; future revenues; future results and performance expectations, plans, or intentions relating to acquisitions or other matter; business trends and other information that is not historical, including statements regarding estimates of our future financial results. For a discussion of risks and other factors that may cause actual results or events to differ from those contemplated by the forward looking results investors should review the Safe Harbor statement in the earnings press release issued this morning, a copy of which is available on our website at www.fticonsulting.com, as well as other disclosures under the heading of risk factors and forward looking information in our most recent form 10K and in our filings with the Securities and Exchanges Commission.

Investors are cautioned no to the place undue reliance on any forward-looking statements. Which speak only as of the date of this earnings call. During the call we will discuss certain non-GAAP financial measures. Such as adjusted EBITDA, adjusted segment EBITDA and adjusted earnings per share. For a discussion of these non-GAAP financial measures, as well as our reconciliation of these non-GAAP financial measures, to the most recently comparable GAAP measures, investors should review the press release we issued this morning. With these formalities out of the way, I would like to turn the call over to Jack Dunn, President and Chief Executive Officer. Jack, please go ahead.

Jack Dunn - FTI Consulting Inc - President and CEO

Thank you very much, Mollie. Good morning to everyone, and thank you for joining us. With me are Dennis Shaughnessy, our Chairman; Roger Carlile, our Chief Financial Officer; and David Bannister, the Chairman of our North American Region. In response to your positive feed back to our last call, we will again follow the format of keeping the prepared remarks brief, giving you a couple of take-aways that we feel might be potentially important to you and then leaving as much time as possible for questions and drilling down on the issues that are really important to you. In the context of reviewing the results for the quarter, I would ask you as always to keep in mind that the goal of FTI is to be the number one firm that people turn to worldwide for solutions to the jugular issues that affect the wealth, their reputation and, indeed, their very lives. Our strategy, or, if you will, our value proposition, is to attract, hire, acquire, develop and, most importantly, retain the best talent in the world to help clients identify those jugular issues, devise value added solutions and then deliver them locally as one firm through the last mile of execution in a timely, effective, thorough, seamless and cost efficient manner.

I think that his was a defining quarter in validating that strategy and achieving that goal and would like to give you a couple of things to think about in those terms. The first is that It was truly an excellent quarter. First, the Company grew 20% as a whole with a robust 11% of that being organic. Second, our pro-cyclical businesses again led the way with an aggregate 28% growth. All increased; 3 delivered exceptional results; and 2 of them delivered record performances. Third, our activities outside North America continued to again be very, very strong. Finally, in the quarter, I believe, many of the steps that we have taken over the last months, quarters and years, and some of you have been there with us, came together to demonstrate the power of the platform that we have built and the intellectual capital that we have brought together. With regard to the quarter, revenues rose 20% to a record $414 million, the highest quarterly revenue in the history of the Company and our third consecutive quarterly record.

Earnings per share for the quarter were $0.70 up 63% over earnings per share in the third quarter last year, tying all time previous record for any quarter. Adjusted EBITDA was 18% of revenues, 150 basis points improvement over the last sequential quarter, demonstrating the assimilation of our new LECG professionals and the concomitant ramp up expenses associated with them into profitable performance. With regard to our pro-cyclical businesses, as a whole they grew 28%, and the organic growth for the businesses was a robust 18%. The delta again represented mostly growth from the LEC transactions, which over 25 million, are certainly exceeding our expectations. Highlights in the pro-cyclical businesses were 61% revenue growth in economic consulting to new record levels, of which 30% was organic; 33% growth in technology, all of which was organic, maintaining status in the exclusive 30-30 club of businesses that produced both 30% growth and 30% adjusted EBITDA margins; and 18% growth in forensic and litigation consulting, also to new record levels of which 9% was organic. Despite again Herculean head winds, strategic communications showed increased revenues at about 3% due to foreign exchange. But the real story is that it remained number one in the league tables, and it did so globally as an international firm as a whole in Europe, where the competition is intense, and in Asia, where it has the luxury — not luxury but the hard earned position as a dominant player. With regard to our activities globally, revenue outside the US this quarter was 35% over the same quarter last year and represented 23% of our total activities.

Revenue in Europe, Middle East and Africa, grew 27% compared to the prior year period. Total revenues in Asia Pacific grew 46% compared to last year, 31% of which was organic revenue growth with forensic and litigation consulting and strategic communications again leading the way. Latin America’s revenues grew 82%, year-over-year, 57% of which was organic. Although, as we said last time, Latin America is still small, relative to the rest of the Company, these results signify the dynamic market opportunities for FTI in region, as their quarterly results continue to follow a rapid growth trajectory. We are particularly focusing on Brazil, where we now have over 100 people and believe the confluence of natural resources, Olympic games, infrastructure improvement and outside investment creates a dynamic and fertile market for all of our services. With regard to our corporate finance and restructuring business, as we said last quarter, we, and more importantly so did the professionals in the business, believe it is at or near its bottom. Our actions in the prior sequential quarter to both position the business for new levels of core restructuring that we are experiencing and an anticipation of different areas we expect to grow have contributed to an improvement in adjusted EBITDA — segment EBITDA margin of over 3 points compared to last year.

As always, such improvements always start with leadership, and we believe our new leaders there, Bob Duffy and Kevin Lavin, as well as the presence — experienced presence of Dom DiNapoli in the marketplace, we are off to a great start. It’s a tribute to the professionals in this business that we continue to be selected for the matters that are the highest profile and most important to literally our economy such as MF Global. During the quarter we received and retired approximately 667,000 additional shares of our common stock in completion of the accelerated buy back transaction entered into in March of this year. This brings the total number of shares received under the transaction to approximately 5,733 million and the average price was $36.52. We currently have $120 million of unrestricted cash in the bank. We have no borrowings on our $250 million revolving credit line. Our operating cash flow in the quarter was $59.7 million, and we collected $370 million during the quarter, reflecting the new paradigm for our receivables that we discussed in some depth last quarter. With that I would like to turn it over to Roger — before concluding, I would like to turn it over to Roger Carlile to talk about the 8K that we filed this morning.

Roger Carlile - FTI Consulting Inc - CFO

Thank you, Jack. The 8K we filed this morning related to an immaterial revision of the Company’s accounting to reflect acceleration of non-cash expense related to certain forgivable loans and share based compensation awards granted to employee participants of our ICP program. It’s important to note this revision has no effect on the value of the awards or the vesting terms and conditions of the awards, nor doe sit impact the Companies revenue, cash or liquidity for any prior or future period. Furthermore, it is important to note it does not impact our previously announced 2011 earnings guidance which we reaffirmed on August 4, 2011. Essentially, to make it simple, what this is, is for two-thirds of the awards, we are now going to be amortizing the non-cash expense over a five year period rather than a six year period. Back to you, Jack.

Jack Dunn - FTI Consulting Inc - President and CEO

Thank you very much. If I could take one minute and sum up what this quarter means to FTI Consulting, I think it’s really that we came together in a number of things. A number of the plans, a number of the expenses, a number of the investments that we made over the last, as I said months, quarters and years came together. In terms, for example, of our economic consulting group, some of you suffered with me as we explained we were making significant bets in Europe and that those bets would pay off. And I think today, as you look over the international playing field, or battlefield, as it were, of antitrust competition, with 60% growth in that segment, you are seeing that pay off. In our corporate finance restructuring group, we took some painful steps there. But, at the same time, we invested in areas like health care, and communications, media and entertainment. And those bets paid off big in the quarter as those areas of specialization grew as did our investments in Europe and Asia.

In — I guess, possibly in technology — I’m very proud that you all bore with us as we made extensive investments in our R&D. And in this quarter, you saw the continuing trend where our technological solutions, our Ringtail 8, now part of the Acuity Solution, really have — you didn’t hear us talk about the low cost competitors and things like that because companies are now consolidating efforts on their e-discovery. They’re looking for tried and true solutions that can attack the highest cost element of the business, which is the document review part. We have technology solutions that handle that on a cost effective basis. We have the scale, global footprint, and experience that are second to none. Their results are no fluke. They are the real thing. Finally, all of that is really a metaphor for what we started in January this year, when we dedicated our firm to being one firm and harnessing really the power of one — taking our 3700 great people all over the world and having them operate under one brand. I’m happy to say as of November 1 we turned on our new website, which was the again the symbol of that but a lot of hard work went into that. And, as of this point, we are operating around the globe undo the banner of FTI Consulting. So, with that, let’s get to the most important part which will be your questions.

QUESTION AND ANSWER

Operator

Thank you.

[operator instructions] Tim McHugh, William Blair and Company.

Tim McHugh - William Blair & Company - Analyst

First, I wanted to ask, just trying to dig in to the underlying sustainability of trends, which look great. But can you talk about success fees this quarter, I guess specifically in the restructuring business and then, just the I guess the impact, if any, abnormally large cases. And maybe I know you don’t specifically talk about the cases, but was that a driver at all of the performance or anything we should be aware of with regard to that?

Dennis Shaughnessy - FTI Consulting Inc - Chairman of the Board

(multiple speakers) It’s Dennis, I will try to take that up. We didn’t have abnormal impact from success fees. And, specifically, because I realize it’s been filed, and people are looking at it. We did not book the success fee in General Motors, if that’s what you are looking at. We would anticipate that being booked upon court approval, which I think they are estimating now to be at the end of this year.

The — we have been very fortunate, as you can see from the press, in some notable wins, Kodak and MF Global, obviously being 2 of them. We just started work a couple of weeks ago on Kodak, and on MF Global, clearly it’s a work in progress as we speak. Those, while they are very notable, and clearly very important wins for us, would not have had much of an impact on CF.

So, it was really more of what Jack said. It was some of the areas we’ve invested in. Asia is doing very well and continues to do well, so the trend is good. We’ve clearly solidified, we think, a bottom for core restructuring, and I think that they are starting to get on a broader basis, business across the board, which as you well know has offset the burn off of the bigger cases, Lehman Brothers and General Motors.

Tim McHugh - William Blair & Company - Analyst

Great — that’s helpful. And then, with regard to the MNA environment, obviously the econ and tech segments are doing very well, but yet some of the macro-data would tell that especially, large company MNA is very choppy right now. Can you talk about what you are seeing and how to reconcile the choppy macro-data for MA versus the results from you guys?

Dennis Shaughnessy - FTI Consulting Inc - Chairman of the Board

We can’t disagree with what you are seeing. I think number one, there is a lot of perspective MNA. I think you need to understand that we get retained by a lot of firms who are looking to make a deal, and trying to figure out, in all honesty, whether the deal is saleable, vis-a-vis either Brussels or Washington for the regulatory people.

Number 2 would be that there are big deals there, there are big deals that have continued to go on. We are in those deals. It’s not only MNA that drives that, but there are 2 other drivers.

One is just the overall competition area. There are a lot of companies in the tech world right now that have a lot of competition issues with each other in different parts of the world. It’s not just simply in the US. A lot of it is actually in Asia and in Europe. We are right in the middle of many of those big cases.

Secondly, our economists are the premier people in building these complex damage models globally for securities litigation, mortgage-backed securities litigation and general financial litigation. I think as you know, and many of our investors know, a lot of that litigation, while filed 2 and 3 years ago, was somewhat dormant waiting for the governments to do their thing first and see in all honesty whether the plaintiffs were going to survive.

That’s now heated up, and these people are very busy in these large cases. Again, many of them are global, many of them are in Europe, many of them are in actually in international arbitration, and many of them are in classic US civil securities litigation.

It would be the 3 drivers would certainly be MNA and maybe we get a little different perspective than what the data in the marketplace would yield you. 2 would be just general competition issues that are not related to MNA. And then finally, we are extremely busy in the high stakes financial investigation area.

Jack Dunn - FTI Consulting Inc - President and CEO

When you talk to the people in economic consulting, for example, what they will tell you is when you have an interesting situation like this, with corporate coffers really full — nobody investing in bricks and mortar, they do 2 things — acquire companies, or they sue each other. They acquire companies, or they sue each other.

We are really in the midst of that. Our competition policy people are not just busy on MNA work, but they are in a host of antitrust lawsuits at them moment. And when you add to that mix, all of that corporate coffers taking place and economic environment which is at best uncertain, and you have activists regulators in the US, certainly, and you have protectionist regulators, both regionally and nationally, I think we are seeing stuff that we’ve never seen before.

And it’s funny. We’ve been a little contra-cyclical, if I will, to the normal MNA trend. Back earlier, a couple — probably in the last half of last year, when there were small IPOs and there was some small MNA activity going on, people said why aren’t you busier?

Right now this is the — these are juggernauts that are going to war with each other. And there’s long time both in battling them and in planning them. We really see a quite dynamic pipeline of transactions there, and, fortunately, some of the larger ones that we were successful in getting are just entering the stage now of where they are coming to full.

Tim McHugh - William Blair & Company - Analyst

Great, that’s helpful. My last question, I know you normally give guidance in the second and fourth quarter — or after the second and fourth quarters and, Roger, you said you reaffirmed guidance on August 4. Given these results, it seems like you would almost certainly be at the high end or maybe above the old guidance range. Are you willing to talk at all relative to the old guidance range or should we still using that old guidance range? Or is it just not relevant any more?

Roger Carlile - FTI Consulting Inc - CFO

No. I think you should continue to use that guidance range. We clearly had good quarter, I think, as Jack mentioned. We are looking forward to a strong fourth quarter and a strong 2012. We will be preparing our 2012 guidance over the rest of this quarter, and we’ll deliver that in February as we normally do.

Tim McHugh - William Blair & Company - Analyst

Okay. Thank you.

Operator

Dan Leben, Robert W. Baird.

Daniel Leben - Robert W. Baird & Company, Inc. - Analyst

Can you first talk about the trends you are seeing underlying the technology business, the sustainability of those? I know in the past you’ve talked about some big cases popping up, some work, and the results being a little volatile. Can you talk a little bit about the sustainability of the success you are seeing there?

David Bannister - FTI Consulting Inc - EVP, Chairman of the North American Region

Hi, it’s David Bannister. I’d be pleased to address that. First of all, you may have read earlier in the year that we were selected in the Magic Quadrant from Gartner, which is an important achievement for our technology folks.

It was a demonstration of not only the leadership position that we have there, but the belief on the part of Gartner that we have a demonstrated commitment to the intellectual property underlying that, and the technology basis of that. One of the big things that really led that is the leading position we really have taken since we have been in that business of getting out in front of the ways to handle the issues.

For example, we are now using artificial intelligence in a very profound way to review documents, such that literally human eyes never have to hit the documents prior to production. It needs a lot acceptance in the courts and in the discovery process to be a significant change. But we all believe that’s where the industry is going. We are a leader in that. We are out in front in that, and it’s really important technology.

The second thing would be the Acuity offering, which is a combined offering not only of the technology, but the associated services around that really provide, for the first time, a seamless product from the beginning to the end of the process, and allow our professionals to work closely with clients in effectively, and efficiently, and in a cost effect manner, most importantly, solving not only the search process, but the discovery and production process which is really where the big costs are.

We think that about 5 times the amount of search costs are in the review function. It’s a big problem for corporations. It’s very expensive. We really think we need to help work with our clients to attack that cost, and we think we are doing that effectively.

We are the beneficiary of several large engagements in that segment. That’s the nature of the business that when something important happens around the world where major companies need to do work on something, that they need to attack them in big and frankly pretty expensive ways.

We continue to benefit from large engagements there. That’s the nature of our business. We expect to have those sorts of things in the future as well. But that is a factor there.

Daniel Leben - Robert W. Baird & Company, Inc. - Analyst

Great. And then, secondly, with the growing international exposure, can you just walk us through the impact of FX was on each segment?

Roger Carlile - FTI Consulting Inc - CFO

Yes. I think, primarily FX impacted our strategic communications segment. I think, as we said in the press release, while the revenue us up 3%. If you took out foreign exchange, they were essentially flat.

The rest of the changes are — I think all of the major currencies that we trade in from year-over-year last year to this year, were negative for us against the dollar. But I will have to give you — I’ll have to find you the total adjustment in terms of dollars.

Daniel Leben - Robert W. Baird & Company, Inc. - Analyst

Great. Could you just talk a little bit about what you are seeing, you mentioned some of these larger companies getting more active on the litigation front. How does that pipeline feel today versus, say, 6 months ago.

Dennis Shaughnessy - FTI Consulting Inc - Chairman of the Board

I think — this is Dennis — I think the pipeline was there 6 months ago, it’s just a matter of the maturity — I think you had a lot of inertia in the pipeline. So you had cases filed, and we were retained. And I think what you are seeing now is just a lot more movement in the pipeline and, therefore, more activity for us.

I think that I think you are running security — it depends — I’m not going to give you a technical answer, but at the end of the day, you have statute of limitations issues in these cases, so you can’t let them stay stale forever. Securities related issues in jurisdictions, especially in the US, have one of the shortest statute of limitations.

What happens is you eventually have to see these things either go away, settle or mature into very active cases. And we are seeing a reluctance to settle, because, in all honesty, a lot of these are jugular. We are starting to see a lot of activity. I would say it was always in the pipeline. It was just more dormant, and now they’re really heated up in the last 2 quarters — 2 to 3 quarters.

Roger Carlile - FTI Consulting Inc - CFO

To come back on that — for the quarter, FX added about $3.7 million of revenue. The bulk of that was in strategic communications.

Daniel Leben - Robert W. Baird & Company, Inc. - Analyst

Great, thanks, guys.

Operator

Paul Ginocchio, Deutsche Bank.

Paul Ginocchio - Deutsche Bank - Analyst

Thanks, just back to the economic division, obviously you had a great year. Where can peak margins go, it’s still a couple of hundred basis points under where it peaked in the previous cycle. Can you get back to those levels with the LECG acquisition? Thanks.

Dennis Shaughnessy - FTI Consulting Inc - Chairman of the Board

I think — Paul, it’s Dennis — I think that’s obviously the goal. The economics group, one, has great organic growth, but it’s also the main beneficiary of the bulk of the LECG professionals that came over. I think, as we explained, the way we did that deal in the beginning.

There were tails on comp programs and things like that, that would not be necessarily amicable to our margin expectations, but that was part of the process, and as those burn off and the people are moving on to our comp systems, and as Jack said, in all honesty, they are integrated.

I think a lot of — we are talking about them because obviously you guys want to know about them. They are part of FTI. A lot of the business that’s being generated is being generated by some of their cohorts, who are old FTI. I think we are seeing the margin improve faster than we thought.

So, that’s mainly not so much that the burn off is faster than we thought. It’s the new business they are working on is coming in faster. I think the LECG professionals, Roger, represented about $26.7 million in revenue for the quarter, which is clearly higher than our expectations, but, again, a lot of that is new business being generated.

That’s a long winded way of saying, yes, we expect some margin improvement from there, but remember, the comp model in general in the economics group, you know, yields a low 20s EBITDA margin. That is the nature of the industry and the beast. I think we are looking for them to return back to that level, but that is not same model we see in some of our other operations, which would give you a mid-20s to higher 20s margin.

Paul Ginocchio - Deutsche Bank - Analyst

Thanks. Just to go back to the guidance, not to harp on it. Even at the high the end of range, it’s only implying $364 million of revs for the fourth quarter. That’s significantly down q-on-q. That just doesn’t seem like it’s a reasonable expectation. Any commentary on that?

Roger Carlile - FTI Consulting Inc - CFO

I think, as we have shown in the past and now, we will be through the top end of the guidance range on revenue. I think we just don’t see a reason to focus on the fourth quarter, when it’s basically halfway over. We are turning to 2012, and we’ll give guidance on that early next year.

Paul Ginocchio - Deutsche Bank - Analyst

Thanks for the clarity.

Operator

Scott Schneeberger, Oppenheimer.

Scott Schneeberger - Oppenheimer & Co. - Analyst

Thanks. Just following up on the last question — I guess the answer clarified it for me, with regard to above, or within the revenue guidance range. And success fees were asked earlier.

But I guess where my question will lie is, you talked before about corporate spend and restructuring run rate of above 100 now, and 110 was strong in the quarter. Should we be thinking up that level or is 100 more reasonable, and just color around that, thanks.

Roger Carlile - FTI Consulting Inc - CFO

I think they had the benefit of a large job in the quarter, which we can’t talk about. But I would say clearly 100, we feel pretty comfortable with, especially with some of the recent wins. And, Scott, it is going to be a lot dependant on how some of these recent wins, including some we can’t talk about, pan out and, in some cases some, of these things can be fixed in 90 to 120 days.

So, that might be a lot of intense work, but not a good long-term trend. And, in other cases, it’s going to take a lot longer. So, I think for modeling your safe at 100. We are not saying we think we can’t do better than 100. We are saying we certainly feel we found a floor.

Scott Schneeberger - Oppenheimer & Co. - Analyst

Okay. Thanks, appreciate that. The switching up to over technology now. Acuity seems like it’s doing very well. Could you address kind of what percent of the segment that’s become, or, you know, just, what, I guess, to the extent you can get in to it, what you envision that becoming in the coming year or two, as far as size and prospects.

Dennis Shaughnessy - FTI Consulting Inc - Chairman of the Board

We don’t break out product or offering sales for a wide variety of reasons. We wouldn’t do that. Look, we are very pleased with Acuity. We can tell you it’s running ahead of the expectations we had for what is, really, its first full year of use.

You remember, we introduced it a little after legal tech last year. I think the most pleasant thing is, it’s being used in the largest engagements and so you have the eyeballs of almost a vast majority of the large legal community practitioners on both sides of these cases and everything.

It’s getting a great viewing, and I think the most exciting thing is, we have been able to take this one client, as David said, much more rapidly away from the sort of the high touch into the high-tech aspects of Acuity and so, I think we are pleased with it. It’s running ahead of plan. It is benefit from the right set of eyeballs on it, but I wouldn’t want to speculate on what percentage it’s going to be.

Scott Schneeberger - Oppenheimer & Co. - Analyst

Thanks very much. David Gold, Sidoti.

David Gold - Sidoti & Company - Analyst

Hi, good morning. Couple of questions. One, I wanted the focus a little bit more on strength during the quarter in restructuring. The last question was on $100 million of floor.

Curious if two things, one you can give a little bit more, shed more color on the areas that you spoke about in the releases to where you were seeing strength, and then 2, if you can give a sense for, there has been a lot of chatter out there with Lehman coming to an end. And I remember from a bunch of years ago the bigger cases subside, usually that creates a lot of work for you. If you can give a sense for over the next period or 2, if we might see a step up there just because there is so much work to be done to get to the finish line.

Dennis Shaughnessy - FTI Consulting Inc - Chairman of the Board

I think number one, in core restructuring, as we said, we are the beneficiary of some significant wins, some which you are reading about, some which we can’t talk about. That’s just sort of market activity, and we have done well, as far as bringing those in. We are busy in our communications and entertainment, profit and process improvement areas, and we are extremely busy in Asia, and getting busier in Europe.

So, where Europe, David, would have had a slower first quarter, maybe even halfway in the second quarter — it really started heating up towards the latter part of the second quarter and had an excellent third quarter. And Asia has just continued to outperform plan over the year. I would say the drivers are clearly, we’ve had some pleasant wins in core restructuring, and the two geographies look extremely good.

The health care business is doing very well. I think everybody in general has spoken that they see a lot of activity in health care. We are seeing that as well.

It’s clearly an area we will be investing heavily in in the future and broadening, because we see the macro-drivers that everybody else does. Lehman is not that big of a contributor in these numbers right now. You are right it has wound down, we don’t anticipate, at least the latest that I’ve heard, a lot of sort of end of engagement activity.

There will be a success fee filed for, if it hasn’t been filed for already. And we would anticipate as most professionals do, getting that fee. There is the possibility of some follow on work in Lehman going forward but it would be at a much lower rate than we experienced.

David Bannister - FTI Consulting Inc - EVP, Chairman of the North American Region

It’s David Bannister. The other thing we have noticed and we don’t want to bang the claxon on this yet, but for the first time in about 9 quarters, we saw an increase in the distressed debt ratio in the quarter. So we are — while the default rates and so forth have been hovering around 2% for high yield bond issues, really almost all time low, we did see a tick up in that ratio in the quarter, which maybe a bit of a forecast of return to normalcy there.

Normal default ratios are around 4%. Obviously, if Europe and so forth continues to cause problems with the banks and liquidity, that could go back up again as well. Its first time we seen that tick up for 8 quarters.

Dominic DiNapoli - FTI Consulting Inc - EVP and COO

We mentioned the new leadership, it’s not just Bob and Kevin. It’s the whole team there in corporate finance. One of the things they have put a renewed effort into, or more — a better game plan, I think, is on getting Company side assignments. That’s something we’re just beginning to see the fruit of.

Those, typically, as you know from the experience, watching the wall street journal articles and on Lehman and New York Times or anything else, that’s a lot of solid work. So, as you see a Lehman paid off and that was a debtor assignment. You might see us pick up some creditor work, excuse me, where Lehman was creditor, you might see us pick up some debtor work where we can make up the difference there. More than make up the difference.

Jack Dunn - FTI Consulting Inc - President and CEO

Just to amplify one thing, David Bannister made a very good point, and it’s something you ought to look at. If you look at, there seems to be a 24-month or less correlation between spikes in what you would call distressed debt, ergo trading over a 10% yield to maturity, and, obviously, defaulting debt.

And the spike that we are seeing is pretty pronounced and if you go back and look at the mountain graphs, which a lot of the services, the correlation is almost one to one, with about a 24 minus x lag. If that’s the trend, then we would expect to see that group just get busier globally, because we just expect to see more defaults. It is a very good, if there is an indicator of potential business for core restructuring, that’s probably the best proxy.

David Gold - Sidoti & Company - Analyst

Perfect. That’s helpful. Just one other. From a higher level. On the litigation side, where you have a strong — I’m impressed to your sense of how much of the pick up there, and it’s been pretty consistent.

But I guess in looking for signs of sustainability, be curious to your sense of how much of the pick up or drives some new cases versus cases that basically are now being pushed, for whatever reason whether judges want to clear calendars or folks are feeling more comfortable and ready to actually spend again.

Dennis Shaughnessy - FTI Consulting Inc - Chairman of the Board

I think it’s predominantly new cases from the point of view of our billing. That doesn’t mean we weren’t involved in the conversations with them in the past or hasn’t been retained. I don’t think it’s the judges pushing the calendars, as much as the plaintiffs and the defendants having to engage more actively.

I think one good proxy is, I think that group has probably turned over 8-9 out of top 10 cases from last year, so they replaced most of those big cases, and even one as big as Madoff is running significantly below our billing experience last year, and even much below what it was the year before. They’ve done a excellent job.

While the numbers, the raw numbers themselves are good. They’ve done an excellent job when you factor in that they’ve turned over probably nine out of top ten cases in the last year, with Madoff still continuing, but running significantly less than it did prior year.

David Gold - Sidoti & Company - Analyst

Perfect, thanks a lot.

Operator

Tobey Sommer, SunTrust.

Tobey Sommer - SunTrust Robinson Humphrey - Analyst

I was wondering if you could describe the expected cost benefits of the one brand strategy, and just curious, I know there are probably a lot of internal things you were doing in that process, whether you might be the cessation of those activities be a stimulant to growth.

David Bannister - FTI Consulting Inc - EVP, Chairman of the North American Region

That’s a good question. I’ll take the first shot. We didn’t do it for cost savings, number one. I’m sure there are efficiencies when you are marketing one brand, rather than others, but I think we did it, Toby, for revenue generation purposes.

If the model is spend the same amount of money or maybe a little more, just do it a lot more smartly, then the quid quo pro has to be, we need to see it on the bottom line through revenue generation. I think that, clearly, on a global basis, it was a no brainer. It was the only way to go.

I think as we got in to the micro-levels, where we had strong local branding, I think the people realize that while there maybe some bumps in the road, long-term, it was the right thing to do. I don’t see it as a cost savings, I see it as a revenue generator.

Jack Dunn - FTI Consulting Inc - President and CEO

I just think we prefer to see some redirection. For example, as you properly pointed out, in the first year you have things like a brand new website that you have to develop, and you have things like everything from stationary and changing the signage, to the things that you do to get people behind the effort and those went very, very well.

I would like to feed some of those doctors redirected to outside. But we have a tremendous opportunity here now, especially as we have the kind of the growth you’ve seen outside the US where we’re not known, to be able to have the brand stand for something that will really help turn our people into able to be better at marketing and sales and that kind of thing.

We are looking forward to seeing those dollars as a percentage of revenue, not to really trying to save on that for a while anyway. We have some pretty big competitors now, and we need to stand toe to toe with them.

Tobey Sommer - SunTrust Robinson Humphrey - Analyst

Thank you. On the technology business, I was wondering if you could give us your sense as to how fast the market is growing and what that contribution is to your organic revenue growth versus what you might see as market share gains given the consolidation you described.

Jack Dunn - FTI Consulting Inc - President and CEO

Market is still growing rapidly, Dave you might have better macro-sense of that.

David Bannister - FTI Consulting Inc - EVP, Chairman of the North American Region

According the Gartner, the way they define the market, it’s growing around 9% to 11% a year. It’s always tough to get a clean definition on it. The conflicting issues you have there, is you do have cost of storage coming down a bit where you have overall demands growing because of the proliferation of form factors, and the raw numbers of documents that are created in our society. They would peg it around 9% to 11%.

We clearly think we are growing market share. During the last 2 quarters, you saw consolidation going on in the industry, with a number of smaller companies getting picked up by some larger companies, which we actually think is very healthy for the market and for us. It helps rationalize competition and helps standardize how people think about the products. We think it gives a gives a better pricing umbrella.

Someone like Symantec is not going to want to give away a product, where a venture-backed company might give away to try to get market share. We actually view that as being very positive. There is a winnowing down to the bigger players now, and that should be good for to.

We believe we are the biggest player. We believe we are the best player. We believe we are the most profitable player, and we think all of these things. And we believe we have the best expenditure in R&D.

Dennis Shaughnessy - FTI Consulting Inc - Chairman of the Board

It’s reaching the stage where some of the processes are becoming more standardized, and the buyers are being very smart. They want a player that can handle their stuff all over the place — not just the flavor du jour.

I think if you talk to our people in the business, that really is a positive sign for us. We’ve always — whether it’s been through the intellectual capital side, with the Sedona Conference, or whether it’s working with the judges, we’ve always been there as the people that help write the RFPs for how you’re going to do this in a way that’s trusted by the legal system.

I think — to say— I don’t want to declare victory or spike the ball in the 5 yard line, but there is a real different kind of spirit there about some of the smaller competitors with either consolidation, or going out of business, that we are down to real business for big companies. We will make up a legitimate business transaction with them as a business partner.

Tobey Sommer - SunTrust Robinson Humphrey - Analyst

Thanks, just one follow up there. Is that 9% to 11% number that you gave Dave, is that domestic or global?

David Bannister - FTI Consulting Inc - EVP, Chairman of the North American Region

It’s global. But, the bulk of that market is domestic a this point in time. It is growing in Europe. We’ve had good success particularly, in continental Europe and also in London. The market is predominantly in the US now. I would guess, I don’t know this number, but I would guess it’s probably 80 to 90% in the US.

Tobey Sommer - SunTrust Robinson Humphrey - Analyst

Thanks, I wanted to ask a broad question about the way you are managing the business. And see whether you are seeing some evolution into either geographic management or kind of industry vertical, and wondering whether the current segment reporting is undergoing an evolution process. Thanks.

David Bannister - FTI Consulting Inc - EVP, Chairman of the North American Region

Without a doubt, as you can see from our prior announcement, we have set up 4 large regional profit centers, and those are North America, EMEA, Asia Pac and Latin America, and Latin America includes Mexico. Without a doubt our feeling is that the segments drive our product development, our strategy, and our quality.

You have to have a go-to-market strategy that’s locally based, and you have to be collaborative with the other groups. Our clients abroad are not as used to buying straight services that maybe a mature clientele is here in the US. They really want answers and solutions to they problems.

Therefore it’s a different go to market strategy, and I and it’s our belief, Toby, that it’s enhanced by a regionalism. I think without a doubt on a virtual basis, you are seeing more industry domain, again, go-to-market strategy develop.

I think health care, is now across all of our segments, and they meet as if they are an industry group. They pursue opportunities together, no matter what segment they are in. Real estate, clearly, same thing. We touch in the real estate world in a wide variety of our segments, and yet they all cooperate closely in their go-to-market strategy and where they are going. The answer to your question is, geography is a major thrust for us and industries moving quickly.

Jack Dunn - FTI Consulting Inc - President and CEO

We added to the executive committee a person to head up our exploration and hopefully our capitalization on an industry initiative. We have tremendous depth and knowledge in things like health care, insurance, construction, in financial institutions, in communications, media and entertainment, energy, not only in the US, but globally.

We really have, as we like to a say, that cadre of intellectual capital. If you talk to our young people, we spend some time doing a deep dive on this, and we really will be focusing on industry organization, because I think in today’s world, people want expertise, domain expertise, on what they are doing. So, you will see that as major focus, and more to come on that.

David Bannister - FTI Consulting Inc - EVP, Chairman of the North American Region

On the last part of your question regarding segments and financial disclosure, my guess is, over the course of the next year or 2, you will see enhanced disclosure around geography, and some enhanced disclosure on industry. We are not prepared to abandon the current reporting model at this point in time. We think it has served us well and defines the business pretty well. But, I think you can look for us to have more disclose sure going forward.

Jack Dunn - FTI Consulting Inc - President and CEO

It’s still the way we manage the business, but the data points as we gather them, and now that we can keep score a different way, we will do our best to make that clear to you, so you can see trends in our different markets as well.

Tobey Sommer - SunTrust Robinson Humphrey - Analyst

Thank you very much. Last question for me. Any changes to incentive compensation to further encourage cooperation and cross-selling initiatives within the firm?

David Bannister - FTI Consulting Inc - EVP, Chairman of the North American Region

Well, one of the big things we did when we created the regions, the geographic regions, and added that group of people to our executive committee was, we now have an executive committee incentive compensation plan that’s consistent for all of those members. It’s tied to the total firm results, so that drives their looking at the firm and collaborating.

And we are looking at other techniques that have been recommended by our people, ways to build their collaboration reward and recognize that collaboration for cross-selling and, working across geographies, industries and segments.

Jack Dunn - FTI Consulting Inc - President and CEO

It’s a good question, and I would say it’s probably one of our most satisfying things to watch from the top this year. And this is a classic bottoms up build from, starting with our younger people who want to collaborate, and work, and team, and are less concerned necessarily about what particular segment they are in. The cross-selling, the cross collaboration, the handing off from one group to another with the idea, we are doing a better job for the client, clearly has picked up enormously in the last trailing 4 quarters and is really starting to pay off.

Tobey Sommer - SunTrust Robinson Humphrey - Analyst

Thank you very much.

Operator

Joseph Foresi, Janney Montgomery Scott.

Joseph Foresi - Janney Montgomery Scott - Analyst

I was wondering if you guys could talk a little bit about, sort of, what your visibility in the pipeline looks like heading into 2012. I know obviously it’s early to give any kind of guidance, but color on that would be helpful.

David Bannister - FTI Consulting Inc - EVP, Chairman of the North American Region

I will start, I think the, a lot of this, I’m going to caveat it with everything everybody caveats. Assuming the economy continues to act the way it is — I think the big drivers, we expect to continue, we don’t see them backing off, that’s just complex litigation.

We think you are going to see more and more government invasion, not less in business. So, ergo you are going to see more and more competition issues, more and more business for our economists in those areas. We think the management of strategic information in the digital age is core to risk management, and we see that as a major driver for our technology group among some of the minor drivers of investigation, deals, things like that.

I think, we clearly would love to see a more robust capital marketplace. It’s not there right now. You guys know that better than we do. It eventually has to come back. We are in a great position to benefit from that. I’m not sure we would be modeling that necessarily next year.

That would have significant upside for us if that was there. Then again, we don’t want to be gloom and doom. But I would refer you to that relationship between distressed debt and default rates because it’s a very interesting study of a graphic relationship. And if that’s there we will get busier globally in corporate finance.

Jack Dunn - FTI Consulting Inc - President and CEO

We’re not — we wouldn’t pretend to be a rating agency, but we did have our corporate finance leadership with us yesterday, and they would suggest that they would expect to see more downgrades than upgrades in the high yield areas over the coming months. The underlying quality of credits, the ratios and tightness to covenants, and so forth, are pretty severe relative to norm. We would expect downgrades.

Dennis Shaughnessy - FTI Consulting Inc - Chairman of the Board

If part of the theme of the call was to thank you for bearing with us on the investments we’ve made. We’ve made some pretty big investments in the financial services area with looking at our bank practice. We’ve made some significant investments in the insurance area — made some — continue to make significant investments in South America, as we mentioned, in terms of looking at the economies there that are either at full throttle or about to be throttled.

We believe, and our people believe at this point, that we have a platform for growth next year. As you know, we are not particularly a pipeline business. A lot of it comes to us on the fly. But if there’s the activity we think will be reflected in Asia and Latin America, and if what we are seeing on the regulatory front stays true, and sometimes that tends to get softer around election time.

But I think our people are bullish on having the right practices right now that will attract the business we think, on a macro basis, going to be there next year. We are entering the fourth quarter next year at this point fairly bullish and, obviously, we’re right in the heat of our budgeting process, where people will have to put thoughts on the line.

Joseph Foresi - Janney Montgomery Scott - Analyst

Then just moving on — maybe you can give us a little color on the pricing side of things. What are you expecting from, maybe, potential price increases that could be passed through, and maybe if you could just talk about the different segments, including technology.

David Bannister - FTI Consulting Inc - EVP, Chairman of the North American Region

Roger?

Roger Carlile - FTI Consulting Inc - CFO

Joe, it’s Roger Carlile. As Jack said, we are into our budgeting so we are meeting with teams, and we are starting to see that. But, generally speaking, in terms of the businesses such as FLC, they are seeing firm pricing, maybe an ability for some amount of upward pricing, as we look forward.

You heard David speak about technology and what continues to happen there in terms of volumes in pricing, and, while that process has slowed a bit in the last 2 quarters, you still face that issue I think, technically, as you look forward. Economic consulting, I think, is one of the businesses, because of all the factors that Jack and Dennis spoke about earlier, they continue to be in high demand. They continue to have pricing power, we think, as they look forward.

I think corporate finance/restructuring, depends a lot on what happens, as Dennis and Dave, mentioned in terms of what happens with future flows. Those businesses, no doubt that business has had some downward price pressure as it has moved down into sort of the middle market cases. But if some of these larger ones that we are reading about continue to happen, there is the opportunity, I think, for pricing to firm or move up there as well.

Joseph Foresi - Janney Montgomery Scott - Analyst

One last question, on my part. It sounded like your response to the idea, or the question that MNA has sort of slowed down rapidly, was that look, some of the cases that you are involved in are fairly large, and should have a tail to them, so that a quarterly shift in MNA doesn’t necessarily have a major impact. Is that the proper take away there? I want to make sure we —

David Bannister - FTI Consulting Inc - EVP, Chairman of the North American Region

No. I am the one that said that, I didn’t want to mislead you. In the MNA side, those can be some of the shortest time period cases we have, just by their nature, because, obviously, if you are successful quickly in getting a deal through, it tends to run about 120 days time period. As I said, in some instances we are retained much earlier to do analytics and build market models to even see if the deals get through. But they tend to have a shorter fuse.

Now, some of them, as you are well aware, are being contested and we are in those, and those, at least on the surface, don’t appear to have a quick solution attached to them. But they could.

You never know if somebody has a change of heart, there is a lot of money involved. I’m not sure some of our clients would have a change of heart, but the regulatory agencies, as Jack said, sometimes get a little more understanding in an election year and look for a little less controversy. You could see something get approved faster. You could always see objections get ameliorated or go away.

You could have some lumpiness in that, because there are some big deals. But, on the other hand, it’s becoming a much bigger practice than it was 5 or 6 years ago. So, I would hope some of the lumpiness gets smoothed out just by the law of large numbers.

Joseph Foresi - Janney Montgomery Scott - Analyst

Just to close out the argument. In the past when there has been a drop off in MNA, how have the numbers held up, and is that how we should think about it going forward?

David Bannister - FTI Consulting Inc - EVP, Chairman of the North American Region

I think the lump — when the MNA drops off, I think what happens is you see a flattening of it to maybe a slight quarterly decline. But then, often times, as I said, MNA represents, really, just one leg of a three-legged stool there. And the other 2 legs, if anything, are more robust than the MNA assignments, and that’s the complex financial litigation, and just the general governmental-driven competition issues.

Jack Dunn - FTI Consulting Inc - President and CEO

MNA is also a can be a significant factor in our strategic communications business. The nature of that MNA that they get involved with is pretty slow now. In fact, I would call it very slow, because they would benefit more from volume. That there would be a lot of activity and contention. That is really what is not going on.

Our economics practice is really what Dennis has been addressing, and their ability to need to do well in large cases, notwithstanding the fact volumes are relatively low there. We do think those the backlog or pipeline in that looks pretty good, at least for what we can see for the balance of the year. We do think that we have a market position there that would suggest, if something important is going on, we are likely to be involved.

Certainly a pick up in volume there would help, would help that business even more. When we look at corporate cash positions, domestically and around the globe, and we look at the need for companies to demonstrate some growth, it is certainly understandable they are a bit skittish now, looking over the horizon trying to figure out what’s going on.

But people will get back in the deal business sooner or later. We don’t see Goldman Sachs or Morgan Stanley firing their whole MNA department. They will expect to have business.

Dennis Shaughnessy - FTI Consulting Inc - Chairman of the Board

I think the sentiment here is that there are probably more things in a state of flux right now that would be good for us than bad. If you think about, for example, the Chinese using capital as a way to extends influence in Europe and the United States perhaps, that’s going to be a wealth of business as they get vetted for acquisitions all around the world, just as it’s been a big very piece of business for us in Australia where we have been a part of the process of both investment into China, but especially their attempts to invest outside of China in natural resources.

So you think about that. You think about the outcome or the ripple effect from the global debt, sovereign debt scenario, with the bonds in Greece. We have already, obviously, seen what that can mean on a selected basis. That will increase not decrease.

You have the issue where there have been these shell company acquisitions and the use of the new imprimatur in Hong Kong and other places for Chinese accounting firms, as opposed to Big Four or global accounting firms being used. So, there is a bunch of stuff that, as I say, if you tested the consumer sentiment, if you would, here at FTI, people are relatively bullish about their businesses opposed to where they were in 2010.

That’s kind of, we — in terms of our looking at the marketplace, which is much sentiment. Because, after all, most of our practices tend to drive when there is a lack of confidence or there is an issue. So, that’s the best I can sum it up for you. We think that there are a lot of things aligned that could probably all contribute to a pretty good year for us next year.

Joseph Foresi - Janney Montgomery Scott - Analyst

Very helpful guys, thank you.

Operator

Arnie Ursaner, CJS Securities

Arnie Ursaner - CJS Securities - Analyst

I wanted to focus a little bit on the CF&R segment. You mentioned — I don’t know, 6 or 8 questions ago you had a large job in the quarter. Was it a quarter or a third of the revenue, was it that magnitude of large?

David Bannister - FTI Consulting Inc - EVP, Chairman of the North American Region

No, Arnie, it wouldn’t have been anywhere near that. But it was just a significant job that pretty much started in the quarter and ended in the quarter. Nothing of that magnitude. Maybe approaching 10%, but I’m not even sure it was that much.

Arnie Ursaner - CJS Securities - Analyst

Okay. And what sot of impact might have it have had on margin in that segment?

David Bannister - FTI Consulting Inc - EVP, Chairman of the North American Region

It wouldn’t have been enough to move it that dramatically. It helped, but it wouldn’t have been enough to move it dramatically.

Roger Carlile - FTI Consulting Inc - CFO

I would dare say none. I think it was just a normal job.

Arnie Ursaner - CJS Securities - Analyst

Okay. You’ve spent quite a bit this year on what some would call atypical corporate spend, things like branding and systems. Can you quantify not that we are well, you know, 3/4 into the year, what you have spent? And how should we think about this number on a go forward basis for next year?

Roger Carlile - FTI Consulting Inc - CFO

Arnie, it’s Roger Carlisle. I think that probably some of that spend, I would say, is less atypical as becoming typical for a glowing global organization. As Jack mentioned earlier in the question related to brand, while we’ve done a lot of things that are one-time expense oriented such as signage and convertIng things like our web page and those things, we think we are going to continue to invest in the brand and in maintaining that and growing it around the world.

So I’m not sure that at least in 2012 I would consider that atypical. With respect to the IT, for example, building our platforms in Asia and EMEA, and those places. Again, those are sort of step function platform builds that give us a capability to grow there much more quickly and support that properly.

That will come back to margin in the future as the revenue then grows against the base, because it’s a step function. You don’t have to add that cost. But it’s not an atypical spend, it’s really a typical of a growing global organization.

Jack Dunn - FTI Consulting Inc - President and CEO

I think Roger parsed it the right way. If you look at our run rate of revenues right now, you’re obviously you are at a $1.6 billion plus business. Our spend for marketing and brand building as a percentage of that is actually very, very acceptable. Some people could argue maybe it should expand.

I think, where you will see operating leverage come in is where we have to build the support groups globally, and especially we just finished the one in Asia. So once it’s absorbed, once you get more maturity there, then I would agree that spend rate should slow down.

On the other hand, the growth rates out there are somewhat surprising, and what happens is your step function there, the next step may not have the life you normally would have with the infrastructure you are putting out there. It maybe a lot shorter, and you may have to invest faster, but that should be driven by business. If the business isn’t there you wouldn’t make the investments.

Clearly right now, what we are seeing is the business is there, and in a lot of these countries there has been so much capital that flushed in and continues to do it. It’s hard for the infrastructure to manage it efficiently and, therefore, they need people like us to help them do it. And I think that’s one of the main drivers of why you are seeing to much growth out of South America or Latin America and Asia.

I think you see the operating leverage on the infrastructure investments. I don’t necessarily see a slow down in our brand spend, because the percentage sort of feels right for building a global, a multi-billion dollar global company.

Dennis Shaughnessy - FTI Consulting Inc - Chairman of the Board

Our corporate spends is about 5% of revenue now, Arnie. Couple of years ago it was 7%, 7.2%, 7.3%, so we actually have gotten some efficiencies out of spreading the costs over a much larger revenue base. I think at a 5% spend rate that’s not an un acceptable number for us.

Arnie Ursaner - CJS Securities - Analyst

In theory if your revenues grow nicely next year we might actually see increase in corporate spend.

Roger Carlile - FTI Consulting Inc - CFO

On a dollar to dollar basis, yes.

Arnie Ursaner - CJS Securities - Analyst

Sure. My final question relates, and maybe this is the wrong forum to attempt to answer this, but can you comment on your incremental margin on higher utilization? Clearly, in the summer quarter you had exceptionally high utilization in areas that typically were normally impacted by vacation schedules. How should we think about on-going or future utilization rates in the incremental margin you might generate from those.

Roger Carlile - FTI Consulting Inc - CFO

It’s Roger Carlile again. As you can imagine, by the way you asked that question, it’s a more complex answer than you can probably cover in this. Because it depends on the incremental utilization, is it in a compressed time period? What are the realization rates on the projects, and those types of things?

The general simple answer is, of course, increased utilization for a given set of people adds incrementally to the margin at a very high level. But then to really understand that you have to dig into the project, what the realization was. Did you have to add staff? Was it compressed period of time that you’re doing the work versus over a longer period of time?

Dennis Shaughnessy - FTI Consulting Inc - Chairman of the Board

I would like to clarify one thing, by no means do we mean imply we will have a rolling marketing budget that says we will take 5% of whatever we get and put it in. We are mostly from Missouri on this. We grew up in firms where you had 6000 partners and things like that. You looked at expenditures very tough.

One of the things we scrutinize and each segment head helps scrutinize and each geographic leader does his advertising budget. We really fine tune it and try to make it as targeted as we can. If we would exceed our targets next year, that doesn’t mean we would automatically raise the budget, and it will be put — the budget that we have will be put together as part of the budgeting process, and will be strictly adhered to. We treat it as, we understand what it is and we try to treat it accordingly.

Arnie Ursaner - CJS Securities - Analyst

I can go back to the margin question. You had an 800 basis point improvement in corporate finance restructuring margin in the quarter as you got to 75% utilization. What I’m trying to get a feel for is, going back to the original question, was it more one-time in nature, or is this more of a sustainable level? You were 20% in Q1, 17% in Q2, and then you jumped to 25.7% in Q3.

Roger Carlile - FTI Consulting Inc - CFO

Arnie, I will start and then David may pick up. Don’t forget that in the second quarter we have a special charge, and we took actions, and the greatest numbers of the actions are going to have positive savings impact to corporate finance. I think, first of all, that was a structural issue and that is an on going issue. Those savings are there, and will continue there, as we discussed at that time. So, I think it maybe a little bit hard when you’re looking at just the third quarter, to just aggregate the impact of that plus the impact of the fact that ow utilization was better than it has historically been in that month. David.

David Bannister - FTI Consulting Inc - EVP, Chairman of the North American Region

Make no mistake, the margin in the second quarter was not acceptable to us. It was not one we experienced before, it was not one we were happy with and it was not one we were going to have continue. If you go back and look at the corporate finance margins in the 2005, 2006, 2007 period, when volumes were relatively light, and you had a pretty robust economy, you had margins in the segment in the 25% to 28% kinds of range. We think we ought to try and manage that business, even in challenging demand environments, to have acceptable margins and 15%, 16% is not acceptable.

Arnie Ursaner - CJS Securities - Analyst

Okay. Thank you.

Operator

That does conclude our question-and-answer session. Mr. Dunn I will turn the call back the you for any additional or closing remarks.

Jack Dunn - FTI Consulting Inc - President and CEO

Thanks to everyone for being on the call. I assume, unless I hear otherwise, and nobody is ever shy about letting me know, the format where we keep our prepared remarks to a minimum and emphasize the questions and answers is what you would like to do. Thank you, and we will talk to you at the end of the fourth quarter.

Operator

Ladies and gentlemen, that does conclude today’s presentation. We thank you for your participation.